                                                                                                                                        Exhibit 99

EMERGENT BIOSOLUTIONS AWARDED BARDA CONTRACT FOR ADVANCED DEVELOPMENT AND DELIVERY OF NUTHRAX, A NEXT GENERATION ANTHRAX VACCINE, VALUED AT UP TO $1.6 BILLION

GAITHERSBURG, Md., September 30, 2016—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has signed a multi-year contract with the Biomedical Advanced Research and Development Authority (BARDA), which is a division of the U.S. Department of Health and Human Services' Office of the Assistant Secretary for Preparedness and Response, for the advanced development and delivery of NuThraxTM (anthrax vaccine adsorbed with CPG 7909 adjuvant), also known as AV7909, the company's next generation anthrax vaccine candidate. The contract, valued at up to approximately $1.6 billion, consists of a five-year base period of performance valued at approximately $200 million to develop NuThrax for post-exposure prophylaxis of anthrax disease and to deliver to the Strategic National Stockpile (SNS) an initial two million doses following Emergency Use Authorization (EUA) pre-approval by the U.S. Food and Drug Administration (FDA). The company anticipates that FDA could authorize NuThrax for emergency use as early as 2018, triggering deliveries of NuThrax to the SNS in 2019. The contract also includes procurement options for the delivery of an additional 7.5 million to 50 million doses of NuThrax to the SNS, valued from approximately $255 million to up to $1.4 billion, respectively, and options for an additional clinical study and post-marketing commitments valued at $48 million, which if both were to be exercised in full, would increase the total contract value to up to $1.6 billion.

"Emergent is pleased that BARDA has selected NuThrax to address the U.S. government's desire for a next generation anthrax vaccine with an enhanced product profile that includes requiring fewer doses and eliciting a faster immune response," said Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions. "We look forward to collaborating with BARDA to further develop NuThrax towards an EUA-eligible product for the SNS and subsequently towards FDA licensure."

Under the terms of the contract, activities to be completed under the base period of performance include licensure-enabling non-clinical and clinical studies, the manufacture and delivery of initial doses to the SNS, and submission of a Biologics License Application to the FDA with an expected FDA-licensure under the Animal Rule.

NuThrax is comprised of BioThrax® (Anthrax Vaccine Adsorbed) in combination with the immunostimulatory oligodeoxynucleotide compound CPG 7909. Its safety, efficacy, and stability have been established through several Phase 1 and Phase 2 clinical studies.

Since 2008, Emergent has received five grants and contracts funded by BARDA and the National Institute of Allergy and Infectious Diseases totaling approximately $127 million for the early stage and advanced development of NuThrax, including development of a dry formulation for the vaccine candidate.

This contract HHSO100201600030C for the advanced development and delivery of NuThrax is funded by BARDA a division within the Office of the Assistant Secretary for Preparedness and Response in the U.S. Department of Health and Human Services.

About Emergent BioSolutions
Emergent BioSolutions is a global specialty biopharmaceutical company dedicated to one simple mission—to protect and enhance life. We develop, manufacture, and deliver a portfolio of medical countermeasures for biological and chemical threats as well as emerging infectious diseases. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at www.emergentbiosolutions.com. Follow us @emergentbiosolu.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the total potential realizable value of the contract, the anticipated timing of EUA eligibility, our strategy, future operations, prospects, plans and objectives with respect to NuThrax, and any other statements containing the words "believes," "expects," "anticipates," "intends," "plans," "estimates" and similar expressions, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including appropriations for the development and procurement of NuThrax under the contract; our ability to secure EUA pre-authorization approval and licensure of NuThrax by FDA within the anticipated timeframe, if at all; BARDA's decisions to exercise options under the contract; and our development and manufacturing capabilities and strategies. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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Investor Contact:                                    Media Contact:
Robert G. Burrows                                                          Tracey Schmitt Lintott
Vice President, Investor Relations                      Senior Vice President, Global Public Affairs
240-631-3280                                 240-631-3281
BurrowsR@ebsi.com                           SchmittT@ebsi.com